                                   SECURITIES
                             AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                         Commission File Number: 0-24962

                           NOTIFICATION OF LATE FILING

|X| Form 10-K    |_| Form 11-K    |_| Form 20-F    |_| Form 10-Q    |_| Form N-SAR

      For Period Ended: December 31, 2001

|_| Transition Report on Form 10-K        |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F        |_| Transition Report on Form N-SAR

      For the Transition Period Ended: _______________________________________

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_______________________
______________________________________________________________________________

                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                   IDIAL NETWORKS, INC.
Former name if applicable
Address of principal executive office     10800 E. Bethany Drive,
City, state and zip code                  Denver, CO 80014

                                     PART II
                             RULE 12b-25 (b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense and the  registrant  seeks  relief  pursuant  to Rule  12b-25  (b),  the following should be completed. (Check box if appropriate.)

     (a)  The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

{X}  (b)  The subject annual report,  semi-annual  report,  transition report on
          Form 10-K,  20-F,  11-K or Form 10-Q, or portion thereof will be filed on or before the 15th calendar day following the  prescribed due date;
          or the subject  quarterly report or transition report on Form 10-Q, or portion  thereof  will be filed on or before  the fifth  calendar  day following the prescribed due date; and

     (c)  The accountant's statement or other exhibit required by Rule 12b-25(c)
          has been attached if applicable.

                                    PART III
                                    NARRATIVE

     Statebelow  in  reasonable  detail the reasons why Form 10-K,  11-K,  20-F,
10-Q,  N-SAR or the transition  report portion thereof could not be filed within the prescribed time period.

     The compilation, dissemination and review of the information required to be presented  in the Form  10-K for the  relevant  fiscal  year  has  imposed  time constraints  that have  rendered  timely  filing of the Form 10-K  impracticable without undue hardship and expense to the registrant.  The registrant undertakes the  responsibility  to file such annual report no later than fifteen days after its original date.

                                     Part IV
                                Other Information

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

  Mark T. Wood             (281)             292-8244
    (Name)               (Area Code)     (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        |X|  Yes    |_|  No

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof?

                                                        |_|  Yes    |X|  No

If so: attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              iDial Networks, Inc.
                   Name of Registrant as Specified in Charter.

Has  caused  this  notification  to be signed on its  behalf by the  undersigned thereunto duly authorized.

Dated:  March 26, 2002                    /s/Mark T. Wood
                                          -------------------------------
                                          By: Mark T. Wood
                                          Chief Executive Officer